HLSII N-SAR

SUB-ITEM 77E:  Legal Proceedings

All Series of the Registrant

On February 25, 2011, Jennifer L. Kasilag, Louis
Mellinger, Judith M. Menendez, Jacqueline M.
Robinson, and Linda A. Russell filed a derivative lawsuit against Hartford Investment Financial
Services, LLC ("HIFSCO") (now known as
Hartford Funds Distributors, LLC) on behalf of six
Hartford retail mutual funds in the United States
District Court for the District of New Jersey, alleging that HIFSCO received excessive advisory and distribution fees in violation of its statutory fiduciary duty under Section 36(b) of the 1940 Act when serving as investment manager and principal underwriter, respectively, to the Hartford retail mutual funds. Although this action was purportedly filed on behalf of certain of the Hartford Funds, none of the Hartford Funds is itself a defendant to the suit. HIFSCO moved to dismiss and, in September 2011, the motion was granted in part and denied in part, with leave to amend the complaint.
In November 2011, plaintiffs filed an amended complaint on behalf of certain Hartford retail mutual funds, The Hartford Global Health Fund
(now known as The Hartford Healthcare Fund), The
Hartford Conservative Allocation Fund, The
Hartford Growth Opportunities Fund, The Hartford
Inflation Plus Fund, The Hartford Advisers Fund
(now known as The Hartford Balanced Fund), and
The Hartford Capital Appreciation Fund. Plaintiffs seek to rescind the investment management agreements and distribution plans between HIFSCO and these funds and to recover the total fees charged thereunder or, in the alternative, to recover any improper compensation HIFSCO received, in addition to lost earnings. HIFSCO filed a partial motion to dismiss the amended complaint and, in December 2012, the court dismissed without prejudice the claims regarding distribution fees and denied the motion with respect to the advisory fees claims. In March 2014, the plaintiffs filed a new complaint that added as new plaintiffs The Hartford
Floating Rate Fund and The Hartford Small
Company Fund and named as a defendant Hartford
Funds Management Company, LLC, which
assumed the role as investment manager to the funds as of January 2013. In March 2015, the plaintiffs filed a new complaint that removed The
Hartford Small Company Fund as a plaintiff.
Hartford Funds Management Company, LLC and
HIFSCO dispute the allegations and have filed a motion for summary judgment. Plaintiff has filed a motion for partial summary judgment.



202227025_1 LAW
202227025_1 LAW
Information Classification: Limited Access